UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 5, 2024

Hilton Grand Vacations Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida	32835
(Address of principal executive offices)	(Zip Code)

(407) 613-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2024, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Hilton Grand Vacations Inc. (the “Company”) approved transaction incentive awards (“Transaction Incentive Awards”) in connection with the Company’s January 2024 acquisition of Bluegreen Vacations Holding Corporation (the “Merger”) consisting of performance-based restricted stock units (the “Performance RSUs”) and performance-based cash awards (the “Performance Cash Awards”) for certain executive officers and employees, including the named executive officers listed below. The Performance RSUs and the Performance Cash Awards comprise 60% and 40%, respectively, of the Transaction Incentive Awards for each applicable recipient. The Compensation Committee considered the past, current and future efforts by the Company’s employees necessary to a successful completion and integration of the Merger, as well as its transformative nature. The Compensation Committee determined that the Transaction Incentive Awards were an effective tool to reward and incentivize employees for their efforts, while also continuing to tie pay to performance (including, but not limited to, the successful integration of the two companies). The Transaction Incentive Awards were granted under, and pursuant to the terms and conditions of, the Hilton Grand Vacations Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”), and the award agreements approved by the Compensation Committee (collectively, the “Transaction Incentive Award Agreements”). The Transaction Incentive Awards as approved by the Compensation Committee for the named executive officers (which includes the Company’s principal executive and financial officers) are as follows:

	Transaction Incentive Award Value ($)	Performance RSUs (#)(1)	Performance Cash Awards ($)(2)
Mark D. Wang	$3,750,000	50,767	$1,500,000
Daniel J. Mathewes	$2,000,000	27,075	$800,000
Gordon Gurnik	$2,000,000	27,075	$800,000
Charles R. Corbin	$2,500,000	33,844	$1,000,000
Pablo Brizi	$1,750,000	23,691	$700,000

(1)
The Performance RSUs vest based on the level of achievement of pre-established performance goals relating to run rate cost savings (weighted 50%) and Adjusted EBITDA (weighted 50%) following a 2-year performance period commencing on January 17, 2024, the closing date of the Merger, and ending on December 31, 2025, subject to the executive’s continued employment with the Company (with certain customary exceptions as provided in the 2023 Plan and applicable Transaction Incentive Award Agreement).

(2)
The Performance Cash Award vests and is payable based on the level of achievement of pre-established performance goals relating to run rate cost savings following an18-month performance period commencing on January 17 2024, the closing date of the Merger, and ending on June 30, 2025, except that fifty percent (50%) of the Performance Cash Award is eligible to vest and be payable on September 30, 2024, if certain run rate cost savings goals are achieved by such date. The foregoing vesting and payment of the Performance Cash Award is subject to the executive’s continued employment with the Company at the applicable vesting date (with certain customary exceptions as provided in the 2023 Plan and applicable Transaction Incentive Award Agreement).

The terms and conditions of the Transaction Incentive Award Agreements are substantially the same as those included in the forms of prior Transaction Incentive Performance RSU Agreements, filed as Exhibits 10.11(i) and 10.11(j) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, with the exception of a provision in the Transaction Incentive Awards that provides for pro-rated settlement or payment, as applicable, of the Performance RSUs and the Performance Cash Awards in the event that the grantee is terminated by the Company without “cause” or the grantee resigns for “good reason” (as such terms are defined in the applicable Transaction Incentive Award Agreement) following the conclusion of the respective performance period.

On March 5, 2024, the Compensation Committee also approved (i) an increase to Mr. Wang’s base salary (from $1,100,000 to $1,200,000) and short-term annual cash-based bonus opportunity and (ii) adjustments to Messrs. Corbin’s and Brizi’s targets for short-term annual cash-based bonus and long-term equity-based award opportunities. Each of the foregoing adjustments related to short-term annual cash-based bonus and long-term equity-based award opportunities are within the permissible ranges for target values previously approved by the Compensation Committee as part of the Hilton Grand Vacations Inc. Incentive Program, as disclosed and filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

	By:	/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Date: March 8, 2024